August 24, 1999

Neil W. Savage

President and Chief Executive Officer
United Financial Holdings, Inc.

Dear Neil:

When your Salary Continuation Plan dated August 25, 1994 was terminated on December 5, 1997, provisions in the agreement were inadvertently terminated. Specifically, the terminated plan effectively compensated for the economic loss of $36,000 resulting from the transfer of your Split Dollar Life Insurance agreement, also dated August 25, 1994. With the termination of the Salary Continuation Plan, this portion of the agreement was eliminated when, in fact, it should have remained in effect.

The purpose of this letter is to reinstate the payment provision of $36,000 from the terminated plan subject to the following terms and conditions:

1. PRE-RETIREMENT DEATH. Should you die prior to age sixty-five (65), but while in the employ of the Corporation, then for a period of twelve (12) consecutive months, the Corporation will pay "Benefit Income" of Three Thousand Dollars ($3.000) each month to your designated beneficiary(ies), or, if none, to your surviving spouse, or, if your spouse does not survive you, then to your surviving child or children in equal shares, or, if there is no surviving child, then to your estate. Payment of Benefit Income shall commence on the first day of the second calendar month following the date of your death.

        a. In the event the beneficiary dies after you but while receiving Benefit Income, the beneficiary may designate a successor beneficiary to himself or herself as to any Benefit Income yet payable to him or her. In the absence of such designation, the remaining Benefit Income shall be paid to the estate of the beneficiary upon the beneficiary's death.

        b.     Beneficiaries designated may be changed at any time.

        c. Beneficiaries shall be designated in writing accepted by the Corporation and executed by you in the presence of two (2) witnesses.

2. TERMINATION OF EMPLOYMENT PRIOR TO AGE SIXTY-FIVE. In the event your employment with Corporation terminates during your lifetime, prior to reaching age sixty-five (65), then for a period of twelve (12) consecutive months, the Corporation will pay you "Benefit Income" of Three Thousand Dollars ($3,000) each month. Payment of Benefit Income shall commence on the first day of the second calendar month following the date of termination. In the event you shall die after said payments of Benefit Income have become due but before the expiration of the twelve (12) month period, the payment of Benefit Income will continue through the remainder of the twelve (12) month period to those beneficiaries provided in paragraph 1.a. above.

Neil W. Savage
Page 2

3. CHANGE IN CONTROL OF CORPORATION. In the event a change in control application is filed with and approved by the Federal Reserve Bank and prior to reaching age sixty-five (65), then, whether or not you continue in the employ of the Corporation, for a period of twelve (12) consecutive months, the Corporation will pay you "Benefit Income" of Three Thousand Dollars ($3,000) each month. Payment of Benefit Income shall commence on the first day of the second calendar month following the date of Change in Control. In the event you shall die after said payments of Benefit Income have become due but before expiration of the twelve (12) month period, the payment of Benefit Income will continue through the remainder of the twelve month period to those beneficiaries provided in paragraph 1.a. above.

4. RETIREMENT BENEFIT. Should you still be in the employ of the Corporation when you reach age sixty-five (65), then upon your retirement from employment with the Corporation on or after age sixty-five (65), the Corporation will pay you for a period of twelve (12) consecutive months Three Thousand Dollars ($3,000) each month. Payment of Benefit Income shall commence on the first day of the second calendar month following the date of your retirement. In the event you shall die after said payments of Benefit Income have become due but before expiration of the twelve (12) month period, the payment of Benefit Income will continue through the remainder of the twelve month period to those beneficiaries provided in paragraph 1.a. above.

This issue was presented to the Strategic Review Committee and received its approval at the August 24, 1999 meeting. The Strategic Review Committee recommended its adoption at the next regularly scheduled Board meeting of United Financial Holdings, Inc..

If you are in agreement with the terms and conditions as outlined above, please indicate your agreement below. A copy of this letter will be maintained in the files of the Human Resources Department.

Sincerely,

Jack B. Norrie
Chairman

United Financial Holdings, Inc.

Agreed:                                     Witness: ___________________

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Neil W. Savage